EXHIBIT 3.2                                                                                                            State of Delaware

            Secretary of State

       Division of Corporations

Delivered 04:13 PM 10/26/2017

  FILED 04:13 PM 10/26/2017

     SR 20176806493 – File Number 5493821

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Jovanovic-Steele, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Jovanovic-Steele, Inc. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof and consent thereto by a majority in interest of the stockholders of the corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of this corporation is:     Baja Custom Design, Inc.

SECOND: That thereafter, written consents for the above amendment were obtained from a majority in interest of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors and Stockholders of this corporation has caused this certificate to be signed by Linda Masters, an Authorized Officer, this 30th day of November, 2017.

By: ___/s/ Linda Masters_______

Linda Masters, President